Exhibit 2.1
AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 3 to the Agreement and Plan of Merger (this “Amendment No. 3”) is made and entered into as of this 23rd day of January, 2008 (the “Effective Date”), by and among CKX, Inc., a Delaware corporation (the “Company”), 19X, Inc., a Delaware corporation (“Parent”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
     A. The Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 1, 2007, as amended on August 1, 2007 (“Amendment No. 1”) and September 27, 2007 (“Amendment No. 2”);
     B. The parties hereto wish to make certain further amendments to the Merger Agreement on the terms and conditions set forth below;
     D. The Special Committee unanimously has recommended that the Board of Directors of the Company approve and adopt this Amendment No. 3; and
     E. The Board of Directors of the Company (except for directors affiliated with Parent or Merger Sub who abstained) has approved and adopted this Amendment No. 3.
The recitals set forth in this Amendment No. 3 shall be incorporated into and shall form part of the Merger Agreement, as amended.
     NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions. All capitalized terms used herein, and not expressly defined herein, shall have the respective meanings given to such terms in the Merger Agreement, as amended by Amendment No. 1 and Amendment No.2.
     2. Amendment to Certain Section 1.1 Definitions. Section 1.1 of the Merger Agreement is hereby amended by deleting the definition of “Measurement Period” in its entirety and replacing it with the following:
          “Measurement Period” means 20 trading days (which need not be consecutive) between February 8, 2008 and April 1, 2008 to be selected at random by a method approved by the Special Committee.
     3. Effect of Amendment. Except as expressly set forth herein and in Amendment No. 1 and Amendment No. 2, the Merger Agreement shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the parties thereto.

     4. Couterparts; Effectiveness; Third Party Beneficiaries. This Amendment No. 3 may be executed by facsimile signatures and in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon one and the same instrument. No provision of this Amendment No. 3 is intended to or shall confer upon any Persons, other than the parties hereto, any rights or remedies hereunder or with respect hereto.
     5.  Successors and Assigns. The provisions of this Amendment No. 3 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment No. 3 without the prior written consent of the other parties hereto. Any purported assignment in violation of these provisions shall be null and void.
     6. Further Assurances. The parties agree to take such futher action as reasonably necessary to evidence and implement the amendments set forth herein.
     7. Governing Law. This Amendment No. 3 shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts or choice of Law principles thereof.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed by their respective authorized officers (or other authorized signatory) as of the Effective Date.

CKX, INC.
By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Chief Financial Officer

19X, INC.
By:	/s/ Robert F.X. Sillerman
	Name:	Robert F.X. Sillerman
	Title:	President

19X ACQUISITION CORP.
By:	/s/ Robert F.X. Sillerman
	Name:	Robert F.X. Sillerman
	Title:	President